Exhibit (17)(c)(ii)

Semiannual Report March 31, 2008

EATON VANCE NATIONAL MUNICIPALS FUND

IMPORTANT NOTICES REGARDING PRIVACY,
DELIVERY OF SHAREHOLDER DOCUMENTS,
PORTFOLIO HOLDINGS AND PROXY VOTING

Privacy. The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

  Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.
  None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker/dealers.
  Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.
  We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Boston Management and Research, and Eaton Vance Distributors, Inc.

In addition, our Privacy Policy only applies to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e. fund shares) is held in the name of a third-party financial adviser/ broker-dealer, it is likely that only such adviser’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures.

For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents. The Securities and Exchange Commission (the “SEC”) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders.

Eaton Vance, or your financial adviser, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial adviser, otherwise.

If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial adviser.

Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial adviser.

Portfolio Holdings. Each Eaton Vance Fund and its underlying Portfolio (if applicable) will file a schedule of its portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting. From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12 month period ended June 30, without charge, upon request, by calling 1-800-262-1122. This description is also available on the SEC’s website at www.sec.gov.

Eaton Vance National Municipals Fund as of March 31, 2008 MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE

Eaton Vance National Municipals Fund (the “Fund”) is designed to provide current income exempt from regular federal income tax. The Fund invests primarily in investment-grade municipal obligations but also invests in lower-rated municipal obligations.

Economic and Market Conditions

Economic growth in the first quarter of 2008 measured 0.6%, according to preliminary Commerce Department data reported in April 2008, following the 0.6% growth rate achieved in the fourth quarter 2007. The housing sector continued to struggle in the first quarter due to market concerns related to subprime mortgages. Although the weaker dollar was having a beneficial effect on export-related industries, tourism, and U.S.-based multinational companies, consumers started to curtail spending, as food and energy costs continued to climb, according to Commerce Department data, and consumer confidence levels fell to 25-year lows, according to University of Michigan data.

On March 16, 2008, the Federal Reserve (the “Fed”) took extraordinary actions to support orderly market func-tioning after it learned that Bear Stearns faced a liquidity crisis which could have triggered a wider market crisis. In addition to approving a financing arrangement to support JPMorgan Chase’s acquisition of Bear Stearns, the Fed created a new lending facility that expanded the potential collateral it would accept from member banks and extended the new lending facility to securities firms. The Fed also lowered the Discount Rate, the rate at which it will lend to these firms, to 3.25% from 3.50%. Two days later, on March 18, 2008, at a regularly scheduled meeting of the Federal Open Market Committee, the Fed lowered the Federal Funds Rate by 75 basis points to 2.25% from 3.00% and further lowered the Discount Rate to 2.50%. The Federal Funds Rate has been lowered by a total of 300 basis points (3.00%) since September 18, 2007, from 5.25%, and the Discount Rate has been lowered by a total of 375 basis points (3.75%) since August 17, 2007, from 6.25%. Management believes that all of these actions were aimed at providing market liquidity during this period of extreme uncertainty and tight credit conditions that first surfaced in August 2007.

Management Discussion

The Fund invests primarily in bonds with stated maturities of 10 years or longer at the time of investment, as longer-maturity bonds historically have provided greater tax-exempt income for investors than shorter-maturity bonds.

The Fund underperformed its benchmark, the Lehman Brothers Municipal Bond Index – a broad-based, unmanaged index of municipal bonds – for the six months ended March 31, 2008.1 Management believes that much of the underperformance can be attributed to the broader-based credit crisis that has shaken the fixed-income markets since August 2007, which led investors to move their capital into the Treasury market, particularly in shorter-maturity bonds. This move was originally driven by uncer-tainty surrounding financial companies’ exposure to mortgage-backed collateralized debt obligations (CDOs). More recently, the municipal bond market has been impacted by the downgrade of major municipal bond insurers due to their exposure to mortgage-related CDO debt. As a result of an active management style that focuses on income and longer call protection, the Fund generally holds longer-duration bonds. Although the municipal bond market stabilized and Fund performance improved during March 2008, management believes that investors’ flight – from September 2007 through February 2008 – to shorter-maturity uninsured bonds from longer-maturity insured bonds resulted in the Fund’s relative underperformance for the period.

The ratio of yields on current coupon AAA-rated insured bonds to the yield on 30-year Treasury bonds was 116% as of March 31, 2008, with many individual bonds trading higher than 116%.2 Management believes that this was the result of dislocation in the fixed-income marketplace caused by fears of subprime contagion, insurance compa-nies’ mark-to-market risks and the decentralized nature of the municipal marketplace. Historically, this is a rare occurrence in the municipal bond market and is generally considered a signal that municipal bonds are significantly undervalued compared to Treasuries.

With this backdrop, management continues to manage all of its municipal funds with the same relative value approach that it has traditionally employed – maintaining a long-term perspective when markets exhibit extreme short-term volatility. We believe this approach has provided excellent long-term benefits to our investors over time.

1It is not possible to invest directly in an Index. The Index’s total return does not reflect expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index.

2Source: Bloomberg L.P. Yields are a compilation of a representative variety of general obligations and are not necessarily representative of a Fund’s yield.

Past performance is no guarantee of future results.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

The views expressed throughout this report are those of the portfolio manager and are current only through the end of the period of the report as stated on the cover. These views are subject to change at any time based upon market or other conditions, and the investment adviser disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for a fund are based on many factors, may not be relied on as an indication of trading intent on behalf of any Eaton Vance fund. Portfolio information provided in the report may not be representative of the Fund’s current or future investments and may change due to active management.

Eaton Vance National Municipals Fund as of March 31, 2008

PERFORMANCE INFORMATION AND PORTFOLIO COMPOSITION

Fund Performance[1]	Class A	Class B	Class C	Class I
Share Class Symbol	EANAX	EVHMX	ECHMX	EIHMX

Average Annual Total Returns (at net asset value)
Six Months	-9.48%	-9.84%	-9.84%	-9.36%
One Year	-10.54	-11.23	-11.23	-10.31
Five Years	4.83	4.18	4.08	5.09
Ten Years	4.32	3.71	3.53	N.A.
Life of Fund†	6.03	5.94	4.38	5.16
SEC Average Annual Total Returns (including sales charge or applicable CDSC)
Six Months	-13.76%	-14.25%	10.72%	-9.36%
One Year	-14.77	-15.49	-12.08	-10.31
Five Years	3.81	3.85	4.08	5.09
Ten Years	3.81	3.71	3.53	N.A.
Life of Fund†	5.66	5.94	4.38	5.16

†Inception Dates – Class A: 4/5/94; Class B: 12/19/85; Class C: 12/3/93; Class I: 7/1/99

Total Annual
Operating Expenses[2]	Class A	Class B	Class C	Class I

Expense Ratio	1.26%	2.01%	2.01%	1.01%

Distribution Rates/Yields	Class A	Class B	Class C	Class I

Distribution Rate[3]	5.23%	4.42%	4.42%	5.51%
Taxable-Equivalent Dist. Rate[3,4]	8.05	6.80	6.80	8.48
SEC 30-day Yield[5]	5.08	4.59	4.59	5.59
Taxable-Equivalent SEC 30-day Yield[4,5]	7.82	7.06	7.06	8.60
Index Performance[6]
Lehman Brothers Municipal Bond Index – Average Annual Total Returns
Six Months	0.75%
One Year	1.90
Five Years	3.92
Ten Years	4.99

Lipper Averages[7]
Lipper General Municipal Debt Funds Classification – Average Annual Total Returns
Six Months	-1.01%
One Year	-0.84
Five Years	3.07
Ten Years	3.83

Portfolio Manager: Thomas M. Metzold, CFA

Rating Distribution*8

By total investments

*	The rating distribution presented above includes the ratings of securities held by special purpose vehicles in which the Fund holds a residual interest. See Note 1I to the Fund's financial statements. Absent such securities, the Fund's rating distribution at March 31, 2008, is as follows, and the average rating is AA:

AAA	56.6%	BB	0.3%
AA	15.6%	B	3.5%
A	12.8%	CCC	0.2%
BBB	7.0%	Non-Rated	4.0%

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month end, please refer to www.eatonvance.com.

1 Average Annual Total Returns do not include the 4.75% maximum sales charge for Class A shares or the applicable contingent deferred sales charges (CDSC) for Class B and Class C shares. If sales charges were deducted, the returns would be lower. SEC Average Annual Total Returns for Class A reflect the maximum 4.75% sales charge. SEC Average Annual Total Returns for Class B reflect the applicable CDSC based on the following schedule: 5% - 1st and 2nd years; 4% - 3rd year; 3% - 4th year; 2% - 5th year; 1% - 6th year. SEC Average Annual Total Returns for Class C reflect a 1% CDSC for the first year. Class I shares are not subject to a sales charge. 2 Source: Prospectus dated 2/1/08. Includes interest expense of 0.62% relating to the Fund's liability with respect to floating rate notes held by third parties in conjunction with inverse floater securities transactions by the Fund. The Fund also records offsetting interest income relating to the municipal obligations underlying such transactions, and as a result net asset value and performance have not been affected by this expense. 3 The Fund's distribution rate represents actual distributions paid to shareholders and is calculated by dividing the last distribution per share (annualized) by the net asset value. 4 Taxable-equivalent figure assumes a maximum 35.00% federal income tax rate. A lower tax rate would result in lower tax-equivalent figures. 5 The Fund's SEC yield is calculated by dividing the net investment income per share for the 30-day period by the offering price at the end of the period and annualizing the result.6 It is not possible to invest directly in an Index. The Index's total return does not reflect the expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index. Index performance is available as of month end only. 7 The Lipper Averages are the average annual total returns, at net asset value, of the funds that are in the same Lipper Classification as the Fund. It is not possible to invest in a Lipper Classification. Lipper Classifications may include insured and uninsured funds, as well as leveraged and unleveraged funds. The Lipper General Municipal Debt Funds Classification contained 243, 235, 212 and 147 funds for the 6-month, 1-year, 5-year and 10-year periods, respectively. Lipper Averages are available as of month end only. 8 Rating Distribution is determined by dividing the total market value of the issues by the total investments of the Fund.

Eaton Vance National Municipals Fund as o f M a r c h 3 1 , 2 0 0 8 P E R F O R M A N C E I N F O R M A T I O N A N D P O R T F O L I O C O M P O S I T I O N

Fund Statistics[1]

•	Number of Issues:	263
•	Average Maturity:	27.4 years
•	Average Effective Maturity:	25.7 years
•	Average Call Protection:	11.2 years
•	Average Dollar Price:	$86.83

[1]Fund holdings information excludes securities held by special purpose vehicles in which the Fund holds a residual interest. See Note 1I to the Fund’s financial statements.

Morningstar RatingsTM

NATIONAL MUNICIPALS FUND – CLASS A	OVERALL	3-YEARR	5-YEAR	10-YEAR
	****	*	*****	****
Load waived	****	***	*****	****
MUNI NATIONAL LONG CATEGORY	252 FUNDS	252 FUNDS	248 FUNDS	197 FUNDS

Based on risk-adjusted returns. Eaton Vance offers other mutual funds that are not listed here and that do not have similar performance records.

The Overall Morningstar Rating™ for a fund is derived from a weighted average of the performance figures associated with its 3-, 5- and 10-year (if applicable) Morningstar Rating™ metrics.

©2008 Morningstar, Inc. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers is responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating™ based on how a fund ranks on a Morningstar Risk-Adjusted Return measure against other funds in the same category. This measure takes into account variations in a fund’s monthly performance after adjusting for sales loads (except for load-waived A shares), redemption fees, and the risk-free rate, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars; the next 22.5% receive 4 stars; the next 35% receive 3 stars; the next 22.5% receive 2 stars, and the bottom 10% receive 1 star.

Load-waived A share star ratings do not include any front-end sales load and are intended for those investors who have access to such purchase terms (e.g., plan participants of a defined contribution plan). Not all A share mutual funds for which Morningstar calculates a load-waived A share star rating may actually waive their front-end sales load. Therefore, Morningstar strongly encourages investors to contact their investment professional to determine whether they are eligible to purchase the A share without paying the front-end sales load. The Morningstar Rating may differ among share classes of a mutual fund as a result of different sales loads and/or expense structure.

As interest rates rise, the value of fi xed-income securities is likely to decrease. Fluctuations in the value of securities may not affect interest income on existing securities, but will be refl ected in the Fund’s net asset value. A portion of income may be subject to federal alternative minimum tax. Please see the Fund’s prospectus for more information. Consult your tax/legal advisor before making any tax-related investment decisions.

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 F U N D E X P E N S E S

Example: As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases and redemption fees (if applicable); and (2) ongoing costs, including management fees; distribution or service fees; and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (October 1, 2007 – March 31, 2008).

Actual Expenses: The first section of the table below provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes: The second section of the table below provides information about hypothetical account values and hypothetical expenses based on the actual Fund expense ratio and an assumed rate of return of 5% per year (before expenses), which is not the actual return of the Fund. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or redemption fees (if applicable). Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

	Eaton Vance National Municipals Fund

	Beginning Account Value	Ending Account Value	Expenses Paid During Period*
	(10/1/07)	(3/31/08)	(10/1/07 – 3/31/08)

Actual
Class A	$1,000.00	$905.20	$5.43
Class B	$1,000.00	$901.60	$8.99
Class C	$1,000.00	$901.60	$8.99
Class I	$1,000.00	$906.40	$4.24

Hypothetical
(5% return per year before expenses)
Class A	$1,000.00	$1,019.30	$5.76
Class B	$1,000.00	$1,015.60	$9.52
Class C	$1,000.00	$1,015.60	$9.52
Class I	$1,000.00	$1,020.60	$4.50

*	Expenses are equal to the Fund’s annualized expense ratio of 1.14% for Class A shares, 1.89% for Class B shares, 1.89% for Class C shares and 0.89% for Class I shares, multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period). The Example assumes that the $1,000 was invested at the net asset value per share determined at the close of business on September 30, 2007.

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d )

Ta x - E x e m p t I n v e s t m e n t s — 1 1 3 . 2%

Principal Amount
(000’s omitted)	Security	Value

Cogeneration — 1.0%
$ 22,150	Maryland Energy Cogeneration, (AES Warrior Run),
	(AMT), 7.40%, 9/1/19	$ 21,298,997
6,100	Pennsylvania Economic Development Financing Authority,
	(Northampton Generating), (AMT), 6.50%, 1/1/13	6,181,313
21,950	Pennsylvania Economic Development Financing Authority,
	(Northampton Generating), (AMT), 6.60%, 1/1/19	21,952,634
3,500	Pennsylvania Economic Development Financing Authority,
	(Northampton Generating), Junior Liens, (AMT),
	6.875%, 1/1/11	3,427,130
5,000	Pennsylvania Economic Development Financing Authority,
	(Northampton Generating), Junior Liens, (AMT),
	6.95%, 1/1/21	4,647,500
		$ 57,507,574

Education — 2.1%
$ 35,055	Houston, TX, Higher Education Finance Corp.,
	(Rice University), 4.50%, 11/15/37	$ 32,329,123
31,200	Houston, TX, Higher Education Finance Corp.,
	(Rice University), 4.50%, 5/15/42	28,368,288
48,590	New Jersey Educational Facilities Authority,
	(Princeton University), 4.50%, 7/1/37(1)	46,677,984
15,265	New York Dormitory Authority, (Vassar College),
	4.25%, 7/1/39	13,311,538
		$ 120,686,933

Electric Utilities — 1.6%
$ 13,000	Brazos River Authority, TX, (Reliant Energy, Inc.),
	7.75%, 12/1/18	$ 13,270,660
9,260	Brazos River Authority, TX, PCR, (Texas Energy Co.),
	(AMT), 5.40%, 5/1/29	7,293,361
2,000	Matagorda County, TX, Navigation District No.1,
	(Reliant Energy), 8.00%, 5/1/29	2,041,960
5,000	Matagorda County, TX, Navigation District No.1,
	(Reliant Energy), (AMT), 5.95%, 5/1/30	4,608,850
8,000	North Carolina Municipal Power Agency, (Catawba),
	6.50%, 1/1/20	8,418,560
57,290	Salt River Project, AZ, Agricultural Improvements and
	Power District, 5.00%, 1/1/38	57,548,951
		$ 93,182,342

Escrowed / Prerefunded — 2.3%
$ 3,000	ABAG Finance Authority, CA, (Civic Center Drive Apartments),
	(AMT), Prerefunded to 9/1/09, 6.375%, 9/1/32	$ 3,209,910
2,400	Bexar County, TX, Health Facilities, (St. Luke’s Lutheran),
	Escrowed to Maturity, 7.00%, 5/1/21	3,030,696

Principal Amount
(000’s omitted)	Security	Value

Escrowed / Prerefunded (continued)
$ 11,195	Colorado Health Facilities Authority, (Liberty Heights),
	Escrowed to Maturity, 0.00%, 7/15/22	$ 5,574,326
125,645	Dawson Ridge, CO, Metropolitan District #1,
	Escrowed to Maturity, 0.00%, 10/1/22	61,921,625
101,555	Illinois Development Finance Authority, (Regency Park),
	Escrowed to Maturity, 0.00%, 7/15/23	47,445,480
5,690	Louisiana Public Facilities Authority, (Southern Baptist
	Hospitals, Inc.), Escrowed to Maturity, 8.00%, 5/15/12	6,279,768
5,675	Maricopa County, AZ, Industrial Development Authority,
	(Place Five and The Greenery), Escrowed to Maturity,
	6.625%, 1/1/27	6,213,387
		$ 133,675,192

General Obligations — 7.1%
$ 24,680	California, 4.75%, 9/1/35	$ 23,272,006
10,925	California, 5.25%, 2/1/30	11,026,056
9,875	California, 5.50%, 11/1/33	10,085,041
16,060	California, (AMT), 5.05%, 12/1/36	14,572,041
12,189	Florida Board of Public Education, Variable Rate,
	15.672%, 6/1/37(2)(3)(4)	12,426,076
87,410	Judson, TX, Independent School District,
	4.50%, 2/1/35	79,914,592
4,665	New York, NY, 5.25%, 6/1/28(1)	4,725,660
22,500	San Francisco, CA, Bay Area Rapid Transit District,
	4.75%, 8/1/37	22,010,625
10,750	South Carolina, 3.00%, 8/1/21	9,237,797
10,000	South Carolina, 3.00%, 8/1/22	8,408,800
121,025	Texas (Transportation Commission-Mobility Fund),
	4.50%, 4/1/32	112,942,950
115,000	Texas (Transportation Commission-Mobility Fund),
	4.50%, 4/1/33(1)	107,313,400
		$ 415,935,044

Health Care-Miscellaneous — 0.1%
$ 1,817	Tax Revenue Exempt Securities Trust, Community Health
	Provider, (Pooled Loan Program Various States Trust
	Certificates), 5.50%, 12/1/36(2)	$ 1,862,045
1,946	Tax Revenue Exempt Securities Trust, Community Health
	Provider, (Pooled Loan Program Various States Trust
	Certificates), 5.875%, 12/1/36(2)	1,994,953
		$ 3,856,998

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Hospital — 11.3%
$ 34,260	Alabama Special Care Facilities Financing Authority,
	(Ascension Health), 5.00%, 11/15/39(1)	$ 33,025,841
6,980	Brevard County, FL, Health Facilities Authority,
	(Health First, Inc.), 5.00%, 4/1/36	6,363,945
48,940	California Health Facilities Financing Authority,
	(Sutter Health), 5.25%, 11/15/46	47,274,082
13,000	California Statewide Communities Development Authority,
	(Huntington Memorial Hospital), 5.00%, 7/1/35	12,261,340
17,295	California Statewide Communities Development Authority,
	(John Muir Health), 5.00%, 8/15/36	16,271,482
78,345	California Statewide Communities Development Authority,
	(Kaiser Permanente), 5.00%, 3/1/41	72,134,592
7,100	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.00%, 2/15/25	6,550,886
12,725	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.00%, 2/15/35	10,885,983
14,320	Camden County, NJ, Improvement Authority,
	(Cooper Health System), 5.25%, 2/15/27	13,344,951
27,615	Colorado Health Facilities Authority,
	(Catholic Health Initiatives), 4.50%, 9/1/38	24,637,827
9,500	Erie County, OH, Hospital Facilities, (Firelands
	Regional Medical Center), 5.25%, 8/15/46	8,805,645
16,775	Highlands County, FL, Health Facilities Authority,
	(Adventist Health System), 5.00%, 11/15/35	15,389,553
67,700	Indiana Health and Educational Facilities Authority,
	(Ascension Health), 5.00%, 11/15/36(1)	65,301,727
39,025	Maryland Health and Higher Educational Facilities Authority,
	(Medstar Health), 4.75%, 5/15/42	31,667,617
10,000	Michigan Hospital Finance Authority, (Henry Ford
	Health System), 5.25%, 11/15/46	9,378,100
24,600	Michigan Hospital Finance Authority, (McLaren Healthcare),
	5.00%, 8/1/35	22,544,916
44,055	New York Dormitory Authority, (Memorial Sloan-Kettering
	Cancer Center), 4.75%, 7/1/28(1)	43,320,603
12,795	New York Dormitory Authority, (NYU Hospital Center),
	5.625%, 7/1/37	11,988,915
4,000	Oneida County, NY, Industrial Development Agency,
	(Elizabeth Medical Center), 6.00%, 12/1/29	3,775,480
25,000	Rochester, MN, Health Care Facilities, (Mayo Clinic),
	5.50%, 11/15/27(1)	25,296,625
63,000	South Miami, FL, Health Facilities Authority, (Baptist
	Health), 5.00%, 8/15/37(1)	59,838,975
205	South Miami, FL, Health Facilities Authority, (Baptist
	Health), 5.00%, 8/15/37	194,711
75,000	South Miami, FL, Health Facilities Authority, (Baptist
	Health), 5.00%, 8/15/42(1)	70,330,500
725	South Miami, FL, Health Facilities Authority, (Baptist
	Health), 5.00%, 8/15/42	679,854
52,400	Tarrant County, TX, Cultural Education Facilities Finance Corp.,
	(Texas Health Resources), 5.00%, 2/15/36	49,755,896
		$ 661,020,046

Principal Amount
(000’s omitted)	Security	Value

Housing — 4.6%
$ 6,890	Arkansas Development Finance Authority, MFMR,
	(Park Apartments), (AMT), 5.95%, 12/1/28	$ 5,232,748
7,610	California Department of Veterans Affairs, Home Purchase
	Revenue, 5.20%, 12/1/28	7,610,685
16,000	Charter Mac Equity Trust, TN, (AMT),
	6.625%, 6/30/09(2)	16,664,480
8,520	Georgia Housing and Finance Authority, Single Family
	Housing, (AMT), 5.20%, 12/1/32	8,077,471
8,845	Lake Creek, CO, (Affordable Housing Corp.),
	6.25%, 12/1/23	8,961,754
9,000	Minnesota Housing Finance Agency, (AMT),
	5.25%, 7/1/33	8,414,910
14,750	New Hampshire Housing Finance Authority, Multi-family
	Housing, (AMT), 6.20%, 7/1/36	14,217,820
27,380	New Jersey Housing and Mortgage Finance Agency,
	Single Family Housing, (AMT), 4.625%, 10/1/27	23,652,213
11,750	New Jersey Housing and Mortgage Finance Agency,
	Single Family Housing, (AMT), 4.95%, 10/1/32	10,694,967
10,640	Texas Student Housing Corp., (University of Northern Texas),
	6.85%, 7/1/31	9,380,862
50,780	Virginia Housing Development Authority, 4.90%, 1/1/33	45,545,598
23,335	Virginia Housing Development Authority,
	5.20%, 10/1/26(1)	22,846,832
65,720	Virginia Housing Development Authority, Series A, (AMT),
	5.10%, 10/1/35	60,106,855
20,000	Virginia Housing Development Authority, Series A1, (AMT),
	5.10%, 10/1/35	18,500,000
6,940	Virginia Housing Development Authority, Variable Rate,
	17.518%, 10/1/35(2)(3)(4)	5,383,705
		$ 259,290,900

Industrial Development Revenue — 12.1%
$ 6,850	Austin, TX, (Cargoport Development LLC), (AMT),
	8.30%, 10/1/21	$ 7,228,462
10,260	Bedford County, VA, Industrial Development Authority,
	(Nekoosa Packaging), (AMT), 6.55%, 12/1/25	9,262,010
2,250	Calhoun County, AR, Solid Waste Disposal Revenue,
	(Georgia-Pacific Corp.), (AMT), 6.375%, 11/1/26	1,986,975
6,050	Carbon County, UT, (Laidlaw Environmental), (AMT),
	7.50%, 2/1/10	6,069,420
4,000	Courtland, AL, Solid Waste Disposal, (Champion
	International Corp.), (AMT), 6.70%, 11/1/29	4,028,080
29,090	Denver, CO, City and County Special Facilities,
	(United Airlines), (AMT), 5.25%, 10/1/32	22,049,929
23,590	Denver, CO, City and County Special Facilities,
	(United Airlines), (AMT), 5.75%, 10/1/32	19,205,563
3,500	Effingham County, GA, Industrial Development Authority,
	PCR, (Georgia Pacific Corp.), 6.50%, 6/1/31	3,119,375

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Industrial Development Revenue (continued)
$ 13,290	Effingham County, GA, Solid Waste Disposal,
	(Fort James Project), (AMT), 5.625%, 7/1/18	$ 11,618,517
5,905	Hardeman County, TN, (Correctional Facilities Corp.),
	7.75%, 8/1/17	5,947,693
30,000	Houston, TX, Airport System, (Continental Airlines), (AMT),
	6.75%, 7/1/29	28,459,800
42,000	Liberty Development Corp., NY, (Goldman Sachs
	Group, Inc.), 5.25%, 10/1/35(1)	42,552,720
53,450	Liberty Development Corp., NY, (Goldman Sachs
	Group, Inc.), 5.25%, 10/1/35(1)	54,153,402
98,100	Liberty Development Corp., NY, (Goldman Sachs
	Group, Inc.), 5.25%, 10/1/35(1)	99,390,996
100,730	Liberty Development Corp., NY, (Goldman Sachs
	Group, Inc.), 5.50%, 10/1/37(5)	105,733,259
10,505	McMinn County, TN, (Calhoun Newsprint - Bowater, Inc.),
	(AMT), 7.40%, 12/1/22	6,273,691
10,000	Michigan Strategic Fund, (S.D. Warren), (AMT), Series A,
	7.375%, 1/15/22	10,039,100
15,000	Michigan Strategic Fund, (S.D. Warren), (AMT), Series B,
	7.375%, 1/15/22	15,058,500
3,500	Michigan Strategic Fund, (S.D. Warren), (AMT), Series C,
	7.375%, 1/15/22	3,513,650
5,025	New Jersey Economic Development Authority,
	(American Airlines), (AMT), 7.10%, 11/1/31	4,073,918
18,820	New Jersey Economic Development Authority,
	(Continental Airlines), (AMT), 6.25%, 9/15/29	16,647,231
4,950	New Jersey Economic Development Authority,
	(Continental Airlines), (AMT), 9.00%, 6/1/33	5,323,626
7,000	New York, NY, Industrial Development Agency,
(American Airlines, Inc. - JFK International Airport), (AMT),
	7.50%, 8/1/16	7,061,390
29,000	New York, NY, Industrial Development Agency,
(American Airlines, Inc. - JFK International Airport), (AMT),
	7.625%, 8/1/25	29,555,350
15,000	New York, NY, Industrial Development Agency,
(American Airlines, Inc. - JFK International Airport), (AMT),
	7.75%, 8/1/31	15,476,100
10,000	New York, NY, Industrial Development Agency,
(American Airlines, Inc. - JFK International Airport), (AMT),
	8.00%, 8/1/12	10,346,100
12,500	New York, NY, Industrial Development Agency,
	(JFK International Airport), (AMT), 8.50%, 8/1/28	13,159,625
5,000	Skowhegan, ME, (S.D. Warren), (AMT),
	6.65%, 10/15/15	5,029,800
160,425	St. John Baptist Parish, LA, (Marathon Oil Corp.),
	5.125%, 6/1/37	141,687,360
		$ 704,051,642

Insured-Education — 1.8%
$ 4,905	Alabama State Board of Education , (Jefferson
	State Community College), (MBIA), 4.625%, 10/1/32	$ 4,594,219

Principal Amount
(000’s omitted)	Security	Value

Insured-Education (continued)
$ 43,060	Baldwin County, AL, Board of Education, (AMBAC),
	4.50%, 7/1/37	$ 39,580,752
9,395	Broward County, FL, Educational Facilities Authority,
	(Nova Southeastern University), (AGC),
	4.50%, 4/1/36	8,494,771
8,900	Pennsylvania Higher Educational Facilities Authority,
	(Temple University), (MBIA), 4.50%, 4/1/36	8,170,556
19,775	University of California, (MBIA), 4.75%, 5/15/33	19,153,670
3,020	University of California, (MBIA), 4.75%, 5/15/37	2,913,666
21,185	University of Vermont and State Agricultural College,
	(AMBAC), 5.00%, 10/1/43	20,876,758
		$ 103,784,392

Insured-Electric Utilities — 3.8%
$ 7,500	Burlington, KS, PCR, (Kansas Gas & Electric Co.), (MBIA),
	5.30%, 6/1/31	$ 7,542,525
55,925	Hawaii Department of Budget and Finance, (Hawaiian
	Electric Company), (FGIC), (AMT), 4.60%, 5/1/26	49,393,519
20,000	Los Angeles, CA, Department of Water and Power, (FSA),
	4.625%, 7/1/37	18,852,400
38,190	Matagorda County ,TX, Navigation District No.1,
	(AEP Texas Central Co.), (MBIA), 5.20%, 5/1/30	36,312,198
76,895	Missouri Joint Municipal Electric Utility Commission,
	(AMBAC), 4.50%, 1/1/37	70,402,755
21,010	Puerto Rico Electric Power Authority, (FGIC),
	5.25%, 7/1/30	20,470,253
18,000	Sacramento, CA, Municipal Electric Utility District, (FSA),
	5.00%, 8/15/28(1)	18,132,420
		$ 221,106,070

Insured-Escrowed / Prerefunded — 2.1%
$ 18,450	California Infrastructure and Economic Development,
	(Bay Area Toll Bridges), (AMBAC), Prerefunded to
	1/1/28, 5.00%, 7/1/33(1)	$ 19,119,551
78,360	California Infrastructure and Economic Development,
	(Bay Area Toll Bridges), (AMBAC), Prerefunded to
	1/1/28, 5.00%, 7/1/36(1)	81,203,684
19,000	Massachusetts Turnpike Authority, (FGIC), Escrowed to
	Maturity, 5.00%, 1/1/20(1)	20,397,355
		$ 120,720,590

Insured-General Obligations — 9.2%
$ 40,000	California, (AGC), 5.00%, 11/1/37(1)	$ 40,043,200
12,000	California, (MBIA), 4.75%, 3/1/31	11,688,840
50,985	Detroit, MI, School District, (FSA), 5.25%, 5/1/32	54,011,470
99,875	District of Columbia, (FGIC), 4.50%, 6/1/37	88,883,756
78,665	District of Columbia, (FGIC), 4.75%, 6/1/33	73,408,605

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-General Obligations (continued)
$ 20,275	Florida Board of Education, Capital Outlay,
	(Public Education), (MBIA), 4.75%, 6/1/37	$ 19,232,054
12,250	Frisco, TX, Independent School District, (FSA),
	3.75%, 8/15/38	9,614,413
4,450	Geary County, KS, Unified School District #475, (MBIA),
	3.00%, 9/1/26	3,324,773
51,625	Los Angeles, CA, Unified School District,
	(Election of 2005), (FSA), 4.75%, 7/1/32(1)	50,422,964
10,000	Montgomery County, TX, (Municipal Utility District No. 46
	Waterworks and Sewer), (AMBAC), 4.00%, 3/1/30	8,487,600
5,545	Norwin, PA, School District, (FSA), 3.25%, 4/1/27	4,263,107
32,340	Puerto Rico, (AGC), 5.50%, 7/1/29(1)	34,439,189
62,345	Texas (Transportation Commission-Mobility Fund), (FGIC),
	4.50%, 4/1/28	58,922,260
89,615	Texas (Transportation Commission-Mobility Fund), (FGIC),
	4.50%, 4/1/35	82,642,057
		$ 539,384,288

Insured-Hospital — 1.4%
$ 5,670	Maryland Health and Higher Educational Facilities
	Authority, (Lifebridge Health), (AGC), 4.75%, 7/1/38	$ 5,398,804
50	Maryland Health and Higher Educational Facilities
	Authority, (Lifebridge Health), (AGC), 4.75%, 7/1/47	46,688
38,800	Maryland Health and Higher Educational Facilities
	Authority, (Lifebridge Health), (AGC), 4.75%, 7/1/47(1)	36,230,858
15,210	Maryland Health and Higher Educational Facilities
	Authority, (Medlantic/Helix Issue), (AMBAC),
	5.25%, 8/15/38	15,049,535
6,490	New Jersey Health Care Facilities Financing Authority,
	(Hackensack University Medical Center), (AGC),
	5.25%, 1/1/31(6)	6,548,605
13,160	New Jersey Health Care Facilities Financing Authority,
	(Hackensack University Medical Center), (AGC),
	5.25%, 1/1/36(6)	13,278,835
5,000	Wisconsin Health and Educational Facilities Authority,
	(Ministry Health Care), (MBIA), 5.125%, 2/15/22	5,084,750
		$ 81,638,075

Insured-Housing — 0.2%
$ 10,000	Rhode Island Housing and Mortgage Finance Corp.,
	(Rental Housing Program), (FSA), (AMT),
	5.50%, 10/1/49	$ 9,382,700
		$ 9,382,700

Insured-Industrial Devlopment Revenue — 0.2%
$ 14,010	Clark County, NV, Industrial Development,
	(Southwest Gas Corp.), (FGIC), (AMT),
	5.00%, 12/1/33	$ 11,721,747
		$ 11,721,747

Principal Amount
(000’s omitted)	Security	Value

Insured-Lease Revenue / Certificates of
Participation — 1.7%
$ 72,195	Hudson, NY, Infrastructure Corp., (MBIA),
	4.50%, 2/15/47	$ 65,267,168
19,405	Jackson County, MO, (Harry S. Truman Sports Complex),
	(AMBAC), 4.50%, 12/1/31	18,028,215
10,000	Orange County, VA, Economic Development Authority,
	(Various Projects), (AGC), 4.50%, 2/1/34	9,050,100
4,035	Western Regional Jail Authority, VA, (MBIA),
	4.25%, 6/1/34	3,530,706
3,945	Western Regional Jail Authority, VA, (MBIA),
	4.25%, 6/1/39	3,405,403
		$ 99,281,592

Insured-Other Revenue — 3.2%
$ 115,985	Golden State Tobacco Securitization Corp., CA, (AGC),
	5.00%, 6/1/45	$ 112,548,364
68,155	Harris County-Houston, TX, Sports Authority, (MBIA),
	0.00%, 11/15/34	12,971,260
25,000	Harris County-Houston, TX, Sports Authority, (MBIA),
	0.00%, 11/15/41	2,938,750
5,775	New York, NY, Industrial Development Agency,
	(Queens Baseball Stadium), (AMBAC), 4.75%, 1/1/42	5,411,002
55,475	New York, NY, Industrial Development Agency,
	(Yankee Stadium), (MBIA), 4.75%, 3/1/46	51,956,776
		$ 185,826,152

Insured-Ports — 0.6%
$ 37,015	Alabama State Dock Authority, (MBIA), (AMT),
	4.50%, 10/1/36	$ 32,834,896
		$ 32,834,896

Insured-Special Tax Revenue — 10.4%
$ 13,305	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/23	$ 5,979,267
31,010	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/24	13,035,364
10,000	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/25	3,925,100
43,225	Louisiana Gas and Fuels Tax, (FGIC), 4.50%, 5/1/41	38,363,917
14,500	Louisiana Gas and Fuels Tax, (FGIC), 5.00%, 5/1/41	14,155,625
42,615	Louisiana Gas and Fuels Tax, (FGIC), (FSA),
	5.00%, 5/1/41	42,069,528
72,275	Louisiana Gas and Fuels Tax, (FSA), 4.75%, 5/1/39	68,564,402
61,695	Metropolitan Pier and Exposition Authority, IL, (McCormick
	Place Expansion), (MBIA), 0.00%, 12/15/31	16,851,989
106,655	Metropolitan Pier and Exposition Authority, IL, (McCormick
	Place Expansion), (MBIA), 0.00%, 12/15/32	27,514,857

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-Special Tax Revenue (continued)
$ 38,635	New York, NY, Transitional Finance Authority, (FGIC),
	4.25%, 1/15/34	$ 33,506,590
18,500	New York, NY, Transitional Finance Authority, (FGIC),
	(FSA), 5.00%, 7/15/31	18,616,365
29,200	New York Convention Center Development Corp., Hotel
	Occupancy Tax, (AMBAC), 4.75%, 11/15/45	27,687,148
36,510	New York Urban Development Corp., Personal Income Tax,
	(MBIA), 4.50%, 3/15/37	34,316,114
1,756,680	Puerto Rico Sales Tax Financing, (AMBAC),
	0.00%, 8/1/54	115,747,645
156,320	Puerto Rico Sales Tax Financing, (MBIA),
	0.00%, 8/1/44	18,769,342
310,060	Puerto Rico Sales Tax Financing, (MBIA),
	0.00%, 8/1/45	35,092,591
247,755	Puerto Rico Sales Tax Financing, (MBIA),
	0.00%, 8/1/46	26,410,683
9,185	Regional Transportation Authority, LA, (FGIC),
	0.00%, 12/1/15	6,391,015
9,500	Regional Transportation Authority, LA, (FGIC),
	0.00%, 12/1/21	4,592,395
31,935	San Jose Redevelopment Agency, CA, (Merged Area), (XLCA),
	4.25%, 8/1/36	27,002,320
27,285	Utah Transportation Authority, Sales Tax Revenue, (FSA),
	4.75%, 6/15/32(6)	26,630,979
		$ 605,223,236

Insured-Student Loan — 0.7%
$ 50,190	Massachusetts Educational Financing Authority, (AMBAC),
	(AMT), 4.70%, 1/1/33	$ 43,751,627
		$ 43,751,627

Insured-Transportation — 13.0%
$ 10,000	Chicago, IL, (O’Hare International Airport), (AMBAC), (AMT),
	5.375%, 1/1/32	$ 9,604,100
42,895	Chicago, IL, (O’Hare International Airport), (FSA),
	4.50%, 1/1/38	38,694,722
73,355	Clark County, NV, Airport Authority, (FGIC),
	5.00%, 7/1/36(7)	70,559,441
10,000	E-470 Public Highway Authority, CO, (MBIA),
	0.00%, 9/1/37	1,678,400
25,720	E-470 Public Highway Authority, CO, (MBIA),
	0.00%, 9/1/38	4,050,900
75,300	Indianapolis, IN, Local Public Improvement Bond Bank,
	(Indianapolis Airport Authority), (AMBAC), (AMT),
	5.00%, 1/1/36	68,184,150
40,525	Maryland Transportation Authority, (FSA), 4.50%, 7/1/41	37,131,842
56,100	Metropolitan Atlanta Rapid Transit Authority, GA, (FSA),
	5.00%, 7/1/34(1)	56,384,708

Principal Amount
(000’s omitted)	Security	Value

Insured-Transportation (continued)
$ 145,280	Minneapolis and St. Paul, MN, Metropolitan Airport
	Commission, (AMBAC), 4.50%, 1/1/32	$ 133,346,701
97,790	New Jersey Transportation Trust Fund Authority,
	(Transportation System), (AMBAC), 4.75%, 12/15/37	95,052,858
69,740	Orlando and Orange County, FL, Expressway Authority, (FSA),
	4.50%, 7/1/35	63,610,551
26,945	Port Authority of New York and New Jersey, (AGC), (AMT),
	4.50%, 9/1/35	23,564,750
20,995	Port Authority of New York and New Jersey, (FSA), (AMT),
	4.25%, 12/1/32	17,520,747
16,175	Port Authority of New York and New Jersey, (FSA), (AMT),
	4.50%, 12/1/36	14,105,732
80,255	Puerto Rico Highway and Transportation Authority, (AGC),
	5.25%, 7/1/36	82,527,822
10,000	San Francisco, CA, City and County Airport Commission,
	International Airport Revenue, (FGIC), (AMT),
	5.00%, 5/1/30	9,138,100
15,270	Tampa-Hillsborough County, FL, Expressway Authority,
	(AMBAC), 4.00%, 7/1/34	12,680,055
50,000	Texas Turnpike Authority, (AMBAC), 0.00%, 8/15/22	23,183,000
		$ 761,018,579

Insured-Water and Sewer — 5.7%
$ 11,915	Atlanta, GA, Water and Wastewater, (FGIC),
	5.00%, 11/1/38	$ 11,533,839
80,800	Birmingham, AL, Waterworks and Sewer Board, (AMBAC),
	4.50%, 1/1/39	73,775,248
29,335	Birmingham, AL, Waterworks and Sewer Board, (AMBAC),
	4.50%, 1/1/43	26,534,388
10,445	Castaic Lake, CA, Water Agency Certificates of
Participation, (Water System Improvements), (AMBAC),
	0.00%, 8/1/21	5,288,617
22,160	East Baton Rouge, LA, Sewer Commission, (FSA),
	4.50%, 2/1/31	20,583,316
11,900	East Baton Rouge, LA, Sewer Commission, (FSA),
	4.50%, 2/1/36	10,910,039
3,010	Fort Lauderdale, FL, Water and Sewer, (MBIA),
	4.25%, 9/1/33	2,605,336
55,055	Honolulu, HI, City and County Wastewater System, (MBIA),
	4.50%, 7/1/37	50,214,564
2,915	Los Angeles, CA, Wastewater System, (MBIA),
	4.50%, 6/1/29	2,737,418
35,770	New York, NY, Municipal Finance Authority, (FGIC),
	4.50%, 6/15/39	32,772,116
58,235	New York, NY, Municipal Finance Authority, (FSA),
	4.25%, 6/15/39	50,877,590
31,360	San Francisco, CA, City and County Public Utilities
	Commission, Water Revenue, (FSA), 4.25%, 11/1/33	27,843,917

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-Water and Sewer (continued)
$ 20,805	Spartanburg, SC, Sanitation Sewer District, (MBIA),
	4.00%, 3/1/40	$ 16,991,444
		$ 332,667,832

Nursing Home — 0.9%
$ 4,455	Delaware County, PA, Industrial Development Authority,
	(Care Institute, Inc.), 9.00%, 8/1/31(8)	$ 3,366,955
9,270	Hillsborough County, FL, Industrial Development Authority,
	(Tampa Bay Retirement Center), 7.50%, 6/1/25	9,313,754
2,150	Lackawanna County, PA, Industrial Development Authority,
	(Edella Street Associates), 8.875%, 9/1/14	2,152,666
12,650	Massachusetts Industrial Finance Agency, (Age Institute of
	Massachusetts), 8.05%, 11/1/25	12,750,441
11,315	Mississippi Business Finance Corp., (Magnolia Healthcare),
	7.99%, 7/1/25	10,568,323
10,375	Montgomery, PA, Industrial Development Authority,
	(Advancement of Geriatric Health Care Institute),
	8.375%, 7/1/23	10,385,583
3,500	Orange County, FL, Health Facilities Authority,
	(Westminster Community Care), 6.75%, 4/1/34	3,541,020
2,060	Westmoreland, PA, (Highland Health Systems, Inc.),
	9.25%, 6/1/22	2,063,440
		$ 54,142,182

Other Revenue — 7.1%
$ 679,295	Buckeye Tobacco Settlement Financing Authority, OH,
	0.00%, 6/1/47	$ 37,001,199
125,230	Golden State Tobacco Securitization Corp., CA,
	5.00%, 6/1/45	112,277,461
46,455	Golden State Tobacco Securitization Corp., CA,
	5.75%, 6/1/47	41,172,137
10,000	Main Street National Gas Inc., GA, 5.50%, 9/15/28	8,949,600
26,540	Michigan Tobacco Settlement Finance Authority,
	6.00%, 6/1/48	24,336,649
12,000	Non-Profit Preferred Funding Trust, Various States,
	4.47%, 9/15/37(2)	11,594,160
19,000	Non-Profit Preferred Funding Trust, Various States,
	4.72%, 9/15/37(2)	17,989,390
21,350	Northern Tobacco Securitization Corp., AK,
	0.00%, 6/1/46	1,353,163
23,300	Silicon Valley Tobacco Securitization Authority, CA,
	0.00%, 6/1/36	3,117,540
15,000	Silicon Valley Tobacco Securitization Authority, CA,
	0.00%, 6/1/41	1,404,450
27,555	Silicon Valley Tobacco Securitization Authority, CA, Class A,
	0.00%, 6/1/47	1,674,517
14,000	Silicon Valley Tobacco Securitization Authority, CA, Class B,
	0.00%, 6/1/47	774,060

Principal Amount
(000’s omitted)	Security	Value

Other Revenue (continued)
$ 115,000	Texas Municipal Gas Acquisition and Supply Corp.,
	Variable Rate, 2.426%, 12/15/17	$ 92,000,000
37,685	Tobacco Settlement Financing Corp., NJ, 4.75%, 6/1/34	29,875,161
102,710	Tobacco Settlement Financing Corp., VA, 0.00%, 6/1/47	6,384,454
18,360	Tobacco Settlement Financing Corp., VA, Prerefunded to
	6/1/15, 5.625%, 6/1/37(1)	20,636,150
3,745	Willacy County, TX, Local Government Corp.,
	6.00%, 9/1/10	3,732,155
1,225	Willacy County, TX, Local Government Corp.,
	Escrowed to Maturity, 6.00%, 3/1/09	1,267,422
		$ 415,539,668

Pooled Loans — 0.4%
$ 25,530	Rickenbacker Port Authority, OH, Oasbo Expanded Asset
	Pool Loan, 5.375%, 1/1/32(1)	$ 25,923,587
		$ 25,923,587

Senior Living / Life Care — 0.9%
$ 9,260	Albuquerque, NM, Retirement Facilities, (La Vida Liena
	Retirement Center), 6.60%, 12/15/28	$ 9,220,552
6,035	Arizona Health Facilities Authority, (Care Institute,
	Inc. - Mesa), 7.625%, 1/1/26(9)	5,509,714
600	Kansas City, MO, Industrial Development Authority,
	(Kingswood United Methodist Manor),
	5.375%, 11/15/09	588,864
9,345	New Jersey Economic Development Authority,
	(Forsgate), (AMT), 8.625%, 6/1/25(9)	8,246,682
12,495	North Miami, FL, Health Care Facilities Authority,
	(Imperial Club), 6.125%, 1/1/42	11,172,779
7,915	Roseville, MN, Elder Care Facility, (Care Institute,
	Inc. - Roseville), 7.75%, 11/1/23(9)	6,976,598
12,140	St. Paul, MN, Housing and Redevelopment Authority,
	(Care Institute, Inc. - Highland), 8.75%, 11/1/24(9)	11,250,745
		$ 52,965,934

Special Tax Revenue — 0.8%
$ 6,000	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.50%, 6/15/24	$ 5,781,480
10,000	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.75%, 6/15/29	9,807,000
1,815	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.75%, 6/15/34	1,732,236
463,895	Puerto Rico Sales Tax Financing, 0.00%, 8/1/56	25,393,612
3,840	University Square, FL, Community Development District,
	6.75%, 5/1/20	3,908,390
		$ 46,622,718

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 P O R T F O L I O O F I N V E S T M E N T S ( U n a u d i t e d ) C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Transportation — 3.3%
$ 6,525	Metropolitan Transportation Authority, NY,
	4.50%, 11/15/37	$ 5,902,058
88,000	Metropolitan Transportation Authority, NY,
	4.50%, 11/15/38	79,479,840
11,350	Metropolitan Transportation Authority, NY,
	5.00%, 11/15/37	11,159,774
4,615	Port Authority of New York and New Jersey, (AMT),
	4.75%, 12/1/34	4,181,836
101,500	Port Authority of New York and New Jersey, (AMT),
	4.75%, 4/15/37(1)	91,333,760
		$ 192,057,268

Water and Sewer — 3.6%
$ 27,660	Massachusetts Water Resources Authority,
	4.00%, 8/1/46	$ 22,136,575
34,800	Metropolitan Water District of Southern California,
	(Waterworks Revenue Authorization),
	5.00%, 7/1/37(1)	35,079,618
11,690	New York, NY, Municipal Water Finance Authority,
	(Water and Sewer System), 4.25%, 6/15/33	10,358,158
121,150	New York, NY, Municipal Water Finance Authority,
	(Water and Sewer System), 4.75%, 6/15/33(1)	117,167,073
30,320	Upper Occoquan, VA, Sewer Authority, 4.50%, 7/1/38	27,746,135
		$ 212,487,559

Total Tax-Exempt Investments
(identified cost $7,019,414,176)		$6,603,287,363

A u c t i o n - R a t e S e c u r i t i e s — 2 . 0%

Principal Amount
(000’s omitted)	Security	Value
$ 20,775	Austin, TX, Airport System, (FSA), Variable Rate,
	9.50%, 11/15/25(10)	$ 20,775,000
15,000	Colorado Health Facilities Authority, (Poudre Valley
	Health Care, Inc.), (FSA), Variable Rate,
	10.255%, 3/1/40(10)	15,000,000
10,025	New Jersey Housing and Mortgage Finance Agency,
	(Single Family Housing), (AMT), Variable Rate,
	6.73%, 10/1/25(10)	10,025,000
14,580	New York, NY, Housing Development Corp.,
	(Multi-Family Housing), Variable Rate, (AMT),
	7.94%, 11/1/40(10)	14,580,000
39,000	Pennsylvania Housing Finance Agency, (AMT),
	Variable Rate, 12.00%, 10/1/34(10)	38,927,027
15,825	South Carolina Jobs Economic Development Authority,
	(Palmetto Health), Variable Rate, 9.50%, 8/1/26(10)	15,825,000

Total Auction-Rate Securities
(identified cost $115,132,027)		$ 115,132,027

Value
Total Investments — 115.2%
(identified cost $7,134,546,203)	$6,718,419,390
Other Assets, Less Liabilities — (15.2)%	$ (888,332,931)
Net Assets — 100.0%	$5,830,086,459

AGC - Assured Guaranty Corp.

AMBAC - AMBAC Financial Group, Inc.

AMT - Interest earned from these securities may be considered a tax preference item for purposes of the Federal Alternative Minimum Tax.

FGIC - Financial Guaranty Insurance Company FSA - Financial Security Assurance, Inc.

MBIA - Municipal Bond Insurance Association MFMR - Multi-Family Mortgage Revenue

PCR - Pollution Control Revenue

XLCA - XL Capital Assurance, Inc.

At March 31, 2008, the concentration of the Fund’s investments in the various states, determined as a percentage of net assets, is as follows:

New York	20.0%
California	15.4%
Texas	14.4%
Others, representing less than 10% individually	65.4%

The Fund invests primarily in debt securities issued by municipalities. The ability of the issuers of the debt securities to meet their obligations may be affected by economic developments in a specific industry or municipality. In order to reduce the risk associated with such economic developments, at March 31, 2008, 47.4% of total investments are backed by bond insurance of various financial institutions and financial guaranty assurance agencies. The aggregate percentage insured by an individual financial institution ranged from 0.4% to 13.9% of total investments.

(1)	Security represents the underlying municipal obligation of an inverse floating rate obligation held by the Fund.
(2)	Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be sold in transactions exempt from registration, normally to qualified institutional buyers. At March 31, 2008, the aggregate value of the securities is $67,914,809 or 1.2% of the Fund’s net assets.
(3)	Security has been issued as a leveraged inverse floater bond. The stated interest rate represents the rate in effect at March 31, 2008.
(4)	Security is subject to a shortfall agreement which may require the Fund to pay amounts to a counterparty in the event of a significant decline in the market value of the security.
(5)	Security (or a portion thereof) has been segregated to cover payable for when-issued securities.
(6)	When-issued security.
(7)	Security (or a portion thereof) has been segregated to cover margin requirements on open financial futures contracts.
(8)	Defaulted bond.
(9)	Security is in default with respect to scheduled principal payments.
(10)	Security subject to redemption at each auction date. The stated interest rate represents the rate in effect at March 31, 2008.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d )

S t a t e m e n t o f A s s e t s a n d L i a b i l i t i e s

As of March 31, 2008
Assets
Investments, at value (identified cost, $7,134,546,203)	$6,718,419,390
Cash	103,436,832
Receivable for investments sold	77,798,752
Receivable for Fund shares sold	28,388,463
Interest receivable	96,434,739
Total assets	$7,024,478,176

Liabilities
Payable for floating rate notes issued	$ 988,275,000
Payable for investments purchased	95,426,745
Payable for when-issued securities	45,760,573
Payable for Fund shares redeemed	18,628,976
Payable for open interest rate swap contracts	17,042,990
Dividends payable	9,555,169
Interest expense and fees payable	8,608,953
Payable for daily variation margin on open financial futures contracts	6,640,750
Payable to affiliate for distribution and service fees	2,035,943
Payable to affiliate for investment adviser fee	1,625,419
Payable to affiliate for Trustees’ fees	1,918
Accrued expenses	789,281
Total liabilities	$1,194,391,717
Net assets	$5,830,086,459

Sources of Net Assets
Paid-in capital	$6,441,849,507
Accumulated net realized loss (computed on
the basis of identified cost)	(89,595,281)
Accumulated undistributed net investment income	9,663,261
Net unrealized depreciation (computed on the basis of identified cost)	(531,831,028)
Total	$5,830,086,459

Class A Shares
Net Assets	$4,344,624,516
Shares Outstanding	428,017,537
Net Asset Value and Redemption Price Per Share
(net assets ÷ shares of beneficial interest outstanding)	$ 10.15
Maximum Offering Price Per Share
(100 ÷ 95.25 of $10.15)	$ 10.66

Class B Shares
Net Assets	$ 153,492,109
Shares Outstanding	15,121,837
Net Asset Value and Offering Price Per Share*
(net assets ÷ shares of beneficial interest outstanding)	$ 10.15

Class C Shares
Net Assets	$1,201,550,433
Shares Outstanding	118,375,043
Net Asset Value and Offering Price Per Share*
(net assets ÷ shares of beneficial interest outstanding)	$ 10.15

Class I Shares
Net Assets	$ 130,419,401
Shares Outstanding	12,845,969
Net Asset Value and Redemption Price Per Share
(net assets ÷ shares of beneficial interest outstanding)	$ 10.15
On sales of $25,000 or more, the offering price of Class A shares is reduced.
* Redemption price per share is equal to the net asset value less any applicable contingent deferred sales charge.

S t a t e m e n t o f O p e r a t i o n s

For the Six Months Ended
March 31, 2008
Investment Income
Interest	$ 180,775,538
Total investment income	$ 180,775,538

Expenses
Investment adviser fee	$ 9,741,701
Trustees’ fees and expenses	17,791
Distribution and service fees
Class A	5,607,815
Class B	828,571
Class C	6,348,745
Interest expense and fees	14,988,099
Transfer and dividend disbursing agent fees	1,064,275
Custodian fee	453,367
Registration fees	266,464
Printing and postage	151,158
Legal and accounting services	77,871
Miscellaneous	153,714
Total expenses	$ 39,699,571
Deduct —
Reduction of custodian fee	$ 218,344
Total expense reductions	$ 218,344

Net expenses	$ 39,481,227

Net investment income	$ 141,294,311

Realized and Unrealized Gain (Loss)
Net realized loss
Investment (identified cost basis)	$ (2,481,408)
Financial futures contracts	(86,419,217)
Interest rate swap contracts	(12,824,672)
Net realized loss	$(101,725,297)
Change in unrealized appreciation (depreciation) —
Investments (identified cost basis)	$(522,079,696)
Financial futures contracts	(103,083,546)
Interest rate swap contracts	(19,710,239)
Net change in unrealized appreciation (depreciation)	$(644,873,481)

Net realized and unrealized loss	$(746,598,778)

Net decrease in net assets from operations	$(605,304,467)

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D S t a t e m e n t s o f C h a n g e s i n N e t A s s e t s

	Six Months Ended
Increase (Decrease)	March 31, 2008	Year Ended
in Net Assets	(Unaudited)	September 30, 2007
From operations —
Net investment income	$ 141,294,311	$ 236,752,107
Net realized loss from investment
transactions, financial futures
contracts and interest rate
swap contracts	(101,725,297)	(10,149,772)
Net change in unrealized
appreciation (depreciation)
from investments, financial
futures contracts and
interest rate swap contracts	(644,873,481)	(168,688,560)

Net increase (decrease) in net assets
from operations	$ (605,304,467)	$ 57,913,775
Distributions to shareholders —
From net investment income
Class A	$ (107,102,194)	$ (182,156,469)
Class B	(3,309,652)	(6,042,672)
Class C	(25,352,204)	(41,801,397)
Class I	(3,330,123)	(6,290,466)
Total distributions to shareholders	$ (139,094,173)	$ (236,291,004)
Transactions in shares of beneficial interest —
Proceeds from sale of shares
Class A	$1,103,895,290	$2,233,505,164
Class B	17,097,173	56,490,915
Class C	277,837,421	766,113,589
Class I	70,662,021	153,566,977
Net asset value of shares issued to
shareholders in payment of
distributions declared
Class A	66,369,029	111,268,215
Class B	1,900,292	3,456,739
Class C	14,027,638	23,191,417
Class I	2,398,747	5,032,964
Cost of shares redeemed
Class A	(922,126,821)	(830,456,403)
Class B	(17,489,481)	(20,291,846)
Class C	(267,985,733)	(199,151,037)
Class I	(65,808,399)	(96,464,039)
Net asset value of shares exchanged
Class A	993,828	2,291,497
Class B	(993,828)	(2,291,497)

Net increase in net assets from
Fund share transactions	$ 280,777,177	$2,206,262,655

Net increase (decrease) in net assets	$ (463,621,463)	$2,027,885,426

	Six Months Ended
	March 31, 2008	Year Ended
Net Assets	(Unaudited)	September 30, 2007
At beginning of period	$6,293,707,922	$4,265,822,496
At end of period	$5,830,086,459	$6,293,707,922

Accumulated undistributed
net investment income
included in net assets
At end of period	$ 9,663,261	$ 7,463,123

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S ( U n a u d i t e d ) C O N T ’ D S t a t e m e n t o f C a s h F l o w s

For the Six Months
Cash Flows From Operating Activities	Ended March 31, 2008
Net decrease in net assets from operations	$ (605,304,467)
Adjustments to reconcile net decrease in net assets from
operations to net cash provided by (used in) operating activities:
Investments purchased	(2,968,332,184)
Investments sold	2,838,008,071
Increase in short-term investments, net	(97,007,027)
Net amortization of premium (discount)	(18,028,499)
Increase in interest receivable	(15,411,184)
Incerase in payable for investments purchased	64,821,389
Increase in receivable for investments sold	(13,706,646)
Decrease in receivable for open interest rate swaps contracts	2,777,133
Increase in payable for daily variation margin on open financial
futures contracts	6,640,750
Increase in payable for open interest rate swap contracts	16,933,106
Decrease in payable for closed interest rate swap contracts	(5,991,117)
Increase in payable to affiliate for investment adviser fee	31,604
Decrease in payable to affiliate for distribution and service fees	(2,109,212)
Increase in payable to affiliate for Trustees’ fees	1,918
Increase in payable for when-issued securities	10,338,747
Increase in accrued expenses	56,330
Increase in interest expense and fees payable	14,196
Net change in unrealized (appreciation) depreciation on investments	522,079,696
Net realized (gain) loss on investments	2,481,408
Net cash used in operating activities	$ (261,705,988)

Cash Flows From Financing Activities
Proceeds from shares sold	$ 1,463,404,102
Shares redeemed	(1,270,049,643)
Cash distributions paid net of reinvestments	(53,406,649)
Proceeds from secured borrowings	517,150,000
Repayment of secured borrowings	(292,765,950)
Net cash provided by financing activities	$ 364,331,860

Net increase in cash	$ 102,625,872

Cash at beginning of period	$ 810,960

Cash at end of period	$ 103,436,832

Supplemental disclosure of
cash flow information:
Noncash financing activities not included herein consist of
reinvestment of dividends and distributions of:	$ 84,695,706

S e e   n o t e s   t o   f i n a n c i a l   s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

			Class A
	Six Months Ended
	March 31, 2008		Year Ended September 30,
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)
Net asset value — Beginning of period	$ 11.490	$ 11.780	$ 11.270	$ 10.920	$ 10.840	$ 10.920

Income (loss) from operations
Net investment income	$ 0.266	$ 0.521	$ 0.565	$ 0.574	$ 0.654	$ 0.666
Net realized and unrealized gain (loss)	(1.344)	(0.290)	0.478	0.355	0.079	(0.105)
Total income (loss) from operations	$ (1.078)	$ 0.231	$ 1.043	$ 0.929	$ 0.733	$ 0.561

Less distributions
From net investment income	$ (0.262)	$ (0.521)	$ (0.533)	$ (0.579)	$ (0.653)	$ (0.641)
Total distributions	$ (0.262)	$ (0.521)	$ (0.533)	$ (0.579)	$ (0.653)	$ (0.641)

Net asset value — End of period	$ 10.150	$ 11.490	$ 11.780	$ 11.270	$ 10.920	$ 10.840

Total Return(2)	(9.48)%(8)	1.95%	9.50%	8.69%	6.94%	5.46%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$4,344,625	$4,647,177	$3,259,363	$2,147,435	$1,769,191	$236,885
Ratios (As a percentage of average daily net assets):
Expenses excluding interest and fees	0.64%(3)	0.64%(4)	0.72%	0.77%(5)	0.79%(5)	0.78%(5)
Interest and fee expense(6)	0.50%(3)	0.62%	0.61%	0.44%(5)	0.33%(5)	0.27%(5)
Total expenses before custodian fee reduction	1.14%(3)	1.26%(4)	1.33%	1.21%(5)	1.12%(5)	1.05%(5)
Expenses after custodian fee reduction excluding interest and fees	0.64%(3)	0.63%(4)	0.71%	0.76%(5)	0.79%(5)	0.78%(5)
Net investment income	4.84%(3)	4.44%	4.93%	5.14%	6.05%	6.29%
Portfolio Turnover of the Portfolio(7)	—	—	—	—	9%	22%
Portfolio Turnover of the Fund	41%	65%	58%	54%	—	—

(1)	Net investment income per share was computed using average shares outstanding.

(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.

(3)	Annualized.

(4)	The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(5)	Includes the Fund’s share of the Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.

(6)	Interest and fee expense primarily relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (See Note 1I).

(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.

(8)	Not annualized.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

		Class B
	Six Months Ended
	March 31, 2008		Year Ended September 30,
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)
Net asset value — Beginning of period	$ 11.490	$ 11.780	$ 11.270	$10.920	$10.850	$ 10.920

Income (loss) from operations
Net investment income	$ 0.225	$ 0.434	$ 0.478	$ 0.482	$ 0.598	$ 0.622
Net realized and unrealized gain (loss)	(1.346)	(0.290)	0.480	0.364	0.063	(0.097)
Total income (loss) from operations	$ (1.121)	$ 0.144	$ 0.958	$ 0.846	$ 0.661	$ 0.525

Less distributions
From net investment income	$ (0.219)	$ (0.434)	$ (0.448)	$ (0.496)	$ (0.595)	$ (0.601)
Total distributions	$ (0.219)	$ (0.434)	$ (0.448)	$ (0.496)	$ (0.595)	$ (0.601)

Contingent deferred sales charges	$ —	$ —	$ —	$ —	$ 0.004	$ 0.006

Net asset value — End of period	$ 10.150	$ 11.490	$ 11.780	$11.270	$10.920	$ 10.850

Total Return(2)	(9.84)%(9)	1.20%	8.69%	8.15%(3)	6.25%	5.17%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$153,492	$173,176	$140,593	$83,629	$29,577	$1,553,297
Ratios (As a percentage of average daily net assets):
Expenses excluding interest and fees	1.39%(4)	1.39%(5)	1.47%	1.52%(6)	1.17%(6)	1.20%(6)
Interest and fee expense(7)	0.50%(4)	0.62%	0.61%	0.44%(6)	0.33%(6)	0.27%(6)
Total expenses before custodian fee reduction	1.89%(4)	2.01%(5)	2.08%	1.96%(6)	1.50%(6)	1.47%(6)
Expenses after custodian fee reduction excluding interest and fees	1.39%(4)	1.38%(5)	1.46%	1.51%(6)	1.17%(6)	1.20%(6)
Net investment income	4.09%(4)	3.69%	4.17%	4.30%	5.44%	5.88%
Portfolio Turnover of the Portfolio(8)	—	—	—	—	9%	22%
Portfolio Turnover of the Fund	41%	65%	58%	54%	—	—

(1)	Net investment income per share was computed using average shares outstanding.

(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.

(3)	Total return reflects an increase of 0.19% due to a change in the timing of the payment and reinvestment of distributions.

(4)	Annualized.

(5)	The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(6)	Includes the Fund’s share of the Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.

(7)	Interest and fee expense primarily relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (See Note 1I).

(8)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.

(9)	Not annualized.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

			Class C
	Six Months Ended
	March 31, 2008		Year Ended September 30,
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)
Net asset value — Beginning of period	$ 11.490	$ 11.780	$ 11.270	$ 10.920	$ 10.840	$ 10.920

Income (loss) from operations
Net investment income	$ 0.224	$ 0.431	$ 0.480	$ 0.486	$ 0.565	$ 0.587
Net realized and unrealized gain (loss)	(1.345)	(0.287)	0.478	0.360	0.087	(0.101)
Total income (loss) from operations	$ (1.121)	$ 0.144	$ 0.958	$ 0.846	$ 0.652	$ 0.486

Less distributions
From net investment income	$ (0.219)	$ (0.434)	$ (0.448)	$ (0.496)	$ (0.572)	$ (0.566)
Total distributions	$ (0.219)	$ (0.434)	$ (0.448)	$ (0.496)	$ (0.572)	$ (0.566)

Net asset value — End of period	$ 10.150	$ 11.490	$ 11.780	$ 11.270	$ 10.920	$ 10.840

Total Return(2)	(9.84)%(9)	1.20%	8.69%	7.99%(3)	6.15%	4.71%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$1,201,550	$1,334,054	$783,143	$388,276	$224,955	$200,310
Ratios (As a percentage of average daily net assets):
Expenses excluding interest and fees	1.39%(4)	1.39%(5)	1.47%	1.52%(6)	1.53%(6)	1.53%(6)
Interest and fee expense(7)	0.50%(4)	0.62%	0.61%	0.44%(6)	0.33%(6)	0.27%(6)
Total expenses before custodian fee reduction	1.89%(4)	2.01%(5)	2.08%	1.96%(6)	1.86%(6)	1.80%(6)
Expenses after custodian fee reduction excluding interest and fees	1.39%(4)	1.38%(5)	1.46%	1.51%(6)	1.53%(6)	1.53%(6)
Net investment income	4.09%(4)	3.68%	4.18%	4.35%	5.19%	5.54%
Portfolio Turnover of the Portfolio(8)	—	—	—	—	9%	22%
Portfolio Turnover of the Fund	41%	65%	58%	54%	—	—

(1)	Net investment income per share was computed using average shares outstanding.

(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.

(3)	Total return reflects an increase of 0.10% due to a change in the timing of the payment and reinvestment of distributions.

(4)	Annualized.

(5)	The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(6)	Includes the Fund’s share of the Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.

(7)	Interest and fee expense primarily relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (See Note 1I).

(8)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.

(9)	Not annualized.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 F I N A N C I A L S T A T E M E N T S C O N T ’ D F i n a n c i a l H i g h l i g h t s

			Class I
	Six Months Ended
	March 31, 2008		Year Ended September 30,
	(Unaudited)(1)	2007(1)	2006(1)	2005(1)	2004(1)	2003(1)
Net asset value — Beginning of period	$ 11.490	$ 11.780	$11.270	$10.920	$10.850	$10.910

Income (loss) from operations
Net investment income	$ 0.279	$ 0.549	$ 0.601	$ 0.590	$ 0.673	$ 0.693
Net realized and unrealized gain (loss)	(1.342)	(0.289)	0.471	0.368	0.078	(0.088)
Total income (loss) from operations	$ (1.063)	$ 0.260	$ 1.072	$ 0.958	$ 0.751	$ 0.605

Less distributions
From net investment income	$ (0.277)	$ (0.550)	$ (0.562)	$ (0.608)	$ (0.681)	$ (0.665)
Total distributions	$ (0.277)	$ (0.550)	$ (0.562)	$ (0.608)	$ (0.681)	$ (0.665)

Net asset value — End of period	$ 10.150	$ 11.490	$11.780	$11.270	$10.920	$10.850

Total Return(2)	(9.36)%(8)	2.20%	9.77%	8.92%	7.17%	5.84%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$130,419	$139,301	$82,723	$15,208	$ 5,400	$ 2,414
Ratios (As a percentage of average daily net assets):
Expenses excluding interest and fees	0.39%(3)	0.39%(4)	0.47%	0.52%(5)	0.53%(5)	0.53%(5)
Interest and fee expense(6)	0.50%(3)	0.62%	0.61%	0.44%(5)	0.33%(5)	0.27%(5)
Total expenses before custodian fee reduction	0.89%(3)	1.01%(4)	1.08%	0.96%(5)	0.86%(5)	0.80%(5)
Expenses after custodian fee reduction excluding interest and fees	0.39%(3)	0.38%(4)	0.46%	0.51%(5)	0.53%(5)	0.53%(5)
Net investment income	5.09%(3)	4.68%	5.22%	5.27%	6.18%	6.54%
Portfolio Turnover of the Portfolio(7)	—	—	—	—	9%	22%
Portfolio Turnover of the Fund	41%	65%	58%	54%	—	—

(1)	Net investment income per share was computed using average shares outstanding.

(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.

(3)	Annualized.

(4)	The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(5)	Includes the Fund’s share of the Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.

(6)	Interest and fee expense primarily relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (See Note 1I).

(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.

(8)	Not annualized.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T ( U n a u d i t e d )

1 Significant Accounting Policies

Eaton Vance National Municipals Fund (the Fund) is a diversified series of Eaton Vance Municipals Trust (the Trust). The Trust is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company. The Fund seeks to provide current income exempt from regular federal income tax. The Fund offers four classes of shares.  Class A shares are generally sold subject to a sales charge imposed at time of purchase. Class B and Class C shares are sold at net asset value and are generally subject to a contingent deferred sales charge (see Note 5).  Class I shares are sold at net asset value and are not subject to a sales charge. Class B shares automatically convert to Class A shares eight years after their purchase as described in the Fund’s prospectus. Each class represents a pro-rata interest in the Fund, but votes separately on class-specific matters and (as noted below) is subject to different expenses. Realized and unrealized gains and losses are allocated daily to each class of shares based on the relative net assets of each class to the total net assets of the Fund. Net investment income, other than class-specific expenses, is allocated daily to each class of shares based upon the ratio of the value of each class’s paid shares to the total value of all paid shares. Each class of shares differs in its distribution plan and certain other class-specific expenses.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America.

A Investment Valuation — Municipal bonds and taxable obligations, if any, are generally valued on the basis of valuations furnished by a pricing service. Financial futures contracts and options on financial futures contracts listed on commodity exchanges are valued at closing settlement prices. Interest rate swaps are generally valued on the basis of valuations furnished by a pricing service. Short-term obligations, maturing in sixty days or less, are valued at amortized cost, which approximates market value. Investments for which valuations or market quotations are not readily available, and investments for which the price of a security is not believed to represent its fair market value, are valued at fair value using methods determined in good faith by or at the direction of the Trustees.

B Investment Transactions and Related Income — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

C Federal Taxes — The Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its taxable, if any, and tax-exempt net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary. The Fund intends to satisfy conditions which will enable it to designate distributions from the interest income generated by its investments in municipal obligations, which are exempt from regular federal income tax when received by the Fund, as exempt-interest dividends. The portion of such interest, if any, earned on private activity bonds issued after August 7, 1986, may be considered a tax preference item to shareholders.

At September 30, 2007, the Fund, for federal income tax purposes, had a capital loss carryforward of $2,604,551 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of distributions to shareholders which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on September 30, 2013.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective on the last business day of the first required financial reporting period for fiscal years beginning after December 15, 2006. Management has concluded that as of March 31, 2008, there are no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Fund’s federal tax returns filed in the 3-year period ended September 30, 2007 remains subject to examination by the Internal Revenue Service.

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T ( U n a u d i t e d ) C O N T ’ D

D Expenses — The majority of expenses of the Trust are directly identifiable to an individual fund. Expenses which are not readily identifiable to a specific fund are allocated taking into consideration, among other things, the nature and type of expense and the relative size of the funds.

E Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT. All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

F Legal Fees — Legal fees and other related expenses incurred as part of negotiations of the terms and requirement of capital infusions, or that are expected to result in the restructuring of, or a plan of reorganization for, an investment are recorded as realized losses. Ongoing expenditures to protect or enhance an investment are treated as operating expenses.

G Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

H Indemnifications — Under the Trust’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Fund, and shareholders are indemnified against personal liability for the obligations of the Trust. Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

I Floating Rate Notes Issued in Conjunction with Securities Held — The Fund may invest in inverse floating rate securities, whereby the Fund may sell a fixed rate bond to a broker for cash. At the same time, the Fund buys a residual interest in the assets and cash flows of a Special-Purpose Vehicle (the SPV), (which is generally organized as a trust), set up by the broker, often referred to as an inverse floating rate obligation (Inverse Floater). The broker deposits a fixed rate bond into the SPV with the same CUSIP number as the fixed rate bond sold to the broker by the Fund, and which may have been, but is not required to be, the fixed rate bond purchased from the Fund (the Fixed Rate Bond). The SPV also issues floating rate notes (Floating Rate Notes) which are sold to third-parties. The Fund may enter into shortfall and forbearance agreements with the broker by which the Fund agrees to reimburse the broker, in certain circumstances, for the difference between the liquidation value of the Fixed Rate Bond held by the SPV and the liquidation value of the Floating Rate Notes, as well as any shortfalls in interest cash flows. The Inverse Floater held by the Fund gives the Fund the right (1) to cause the holders of the Floating Rate Notes to tender their notes at par, and (2) to have the broker transfer the Fixed Rate Bond held by the SPV to the Fund, thereby collapsing the SPV. Pursuant to Financial Accounting Standards Board (FASB) Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (FAS 140), the Fund accounts for the transaction described above as a secured borrowing by including the Fixed Rate Bond in its Portfolio of Investments and the Floating Rate Notes as a liability under the caption “Payable for floating rate notes issued” in its Statement of Assets and Liabilities. The Floating Rate Notes have interest rates that generally reset weekly and their holders have the option to tender their notes to the broker for redemption at par at each reset date. Interest expense related to the Fund’s liability with respect to Floating Rate Notes is recorded as incurred. At March 31, 2008, the amount of the Fund’s Floating Rate Notes outstanding and the related collateral were $988,330,000 and $1,321,344,382, respectively. The range of interest rates on the Floating Rate Notes outstanding at March 31, 2008 was 2.14% to 2.29% .

The Fund’s investment policies and restrictions expressly permit investments in Inverse Floaters. Inverse floating rate securities typically offer the potential for yields exceeding the yields available on fixed rate bonds with comparable credit quality and maturity. The Fund’s investment policies do not allow the Fund to borrow money for purposes of making investments. Management believes that the Fund’s restrictions on borrowings do not apply to the secured borrowings deemed to have occurred for accounting purposes pursuant to FAS 140, which is distinct from a legal borrowing of the Fund to which the policies apply. Inverse Floaters held by the Fund are securities exempt from registration under Rule 144A of the Securities Act of 1933.

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T ( U n a u d i t e d ) C O N T ’ D

J Financial Futures Contracts — The Fund may enter into financial futures contracts. The Fund’s investment in financial futures contracts is designed for hedging against changes in interest rates or as a substitute for the purchase of securities. Upon entering into a financial futures contract, the Fund is required to deposit with the broker, either in cash or securities an amount equal to a certain percentage of the purchase price (initial margin). Subsequent payments, known as variation margin, are made or received by the Fund each business day, depending on the daily fluctuations in the value of the underlying security, and are recorded as unrealized gains or losses by the Fund. Gains (losses) are realized upon the expiration or closing of the financial futures contracts. Should market conditions change unexpectedly, the Fund may not achieve the anticipated benefits of the financial futures contracts and may realize a loss. In entering such contracts, the Fund bears the risk if the counterparties do not perform under the contracts’ terms.

K Interest Rate Swaps — The Fund may enter into interest rate swap agreements to enhance return, to hedge against fluctuations in securities prices or interest rates, or as substitution for the purchase or sale of securities. Pursuant to these agreements, the Fund makes periodic payments at a fixed interest rate and, in exchange, receives payments based on the interest rate of a benchmark industry index. During the term of the outstanding swap agreement, changes in the underlying value of the swap are recorded as unrealized gains or losses. The value of the swap is determined by changes in the relationship between two rates of interest. The Fund is exposed to credit loss in the event of non-performance by the swap counterparty. Risk may also arise from movements in interest rates.

L When-Issued Securities and Delayed Delivery Transactions — The Fund may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. At the time the transaction is negotiated, the price of the security that will be delivered is fixed. The Fund maintains security positions for these commitments such that sufficient liquid assets will be available to make payments upon settlement. Securities purchased on a delayed delivery or when-issued basis are marked-to-market daily and begin earning interest on settlement date. Losses may arise due to changes in the market value of the underlying securities or if the counterparty does not perform under the contract.

M Statement of Cash Flows — The cash amount shown in the Statement of Cash Flows of the Fund is the amount included in the Fund’s Statement of Assets and Liabilities and represents the cash on hand at its custodian and does not include any short-term investments.

N Interim Financial Statements — The interim financial statements relating to March 31, 2008 and for the six months then ended have not been audited by an independent registered public accounting firm, but in the opinion of the Fund’s management, reflect all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial statements.

2 Distributions to Shareholders

The net investment income of the Fund is determined daily and substantially all of the net investment income so determined is declared as a dividend to shareholders of record at the time of declaration. Distributions are declared separately for each class of shares. Distributions are paid monthly. Distributions of realized capital gains (reduced by available capital loss carryforwards, if any), are made at least annually. Shareholders may reinvest income and capital gain distributions in additional shares of the same class of the Fund at the net asset value as of the reinvestment date or, at the election of the shareholder, receive distributions in cash. The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital.

3 Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by Boston Management and Research (BMR), a subsidiary of Eaton Vance Management (EVM), as compensation for management and investment advisory services rendered to the Fund. The fee is based upon a percentage of average daily net assets plus a percentage of gross income (i.e., income other than gains from the sale of securities) and is payable monthly. For the six months ended March 31, 2008, the advisory fee amounted to $9,741,701, representing 0.32% (annualized) of the Fund’s average daily net assets.

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T ( U n a u d i t e d ) C O N T ’ D

EVM serves as the administrator to the Fund, but receives no compensation. EVM serves as the sub-transfer agent of the Fund and receives from the transfer agent an aggregate fee based upon the actual expenses incurred by EVM in the performance of these services. For the six months ended March 31, 2008, EVM earned $54,701 in sub-transfer agent fees. The Fund was informed that Eaton Vance Distributors, Inc. (EVD), the Fund’s principal underwriter and an affiliate of EVM, received $356,725 as its portion of the sales charge on sales of Class A shares for the six months ended March 31, 2008. EVD also receives distribution and service fees from Class A, Class B and Class C shares (see Note 4) and contingent deferred sales charges (see Note 5).

Except for Trustees of the Fund who are not members of EVM’s or BMR’s organizations, officers and Trustees receive remuneration for their services to the Fund out of the investment adviser fee. Trustees of the Fund who are not affiliated with the investment adviser may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the six months ended March 31, 2008, no significant amounts have been deferred. Certain officers and Trustees of the Fund are officers of the above organizations.

4 Distribution Plans

The Fund has in effect a distribution plan for Class A shares (Class A Plan) pursuant to Rule 12b-1 under the 1940 Act. The Class A Plan provides that the Fund will pay EVD a distribution and service fee of 0.25% per annum of its average daily net assets attributable to Class A shares for distribution services and facilities provided to the Fund by EVD, as well as for personal services and/or the maintenance of shareholder accounts. Distribution and service fees paid or accrued to EVD for the six months ended March 31, 2008 amounted to $5,607,815 for Class A shares. The Fund also has in effect distribution plans for Class B shares (Class B Plan) and Class C shares (Class C Plan) pursuant to Rule 12b-1 under the 1940 Act. The Class B and Class C Plans require the Fund to pay EVD amounts equal to 0.75% per annum of its average daily net assets attributable to Class B and Class C shares for providing ongoing distribution services and facilities to the Fund. The Fund will automatically discontinue payments to EVD during any period in which there are no outstanding Uncovered Distribution Charges, which are equivalent to the sum of (i) 5% and 6.25% of the aggregate amount received by the Fund for Class B and Class C shares sold, respectively, plus (ii) interest calculated by applying the rate of 1% over the prevailing prime rate to the outstanding balance of Uncovered Distribution Charges of EVD of each respective class, reduced by the aggregate amount of contingent deferred sales charges (see Note 5) and amounts theretofore paid or payable to EVD by each respective class. For the six months ended March 31, 2008, the Fund paid or accrued to EVD $621,428 and $4,761,559 for Class B and Class C shares, respectively, representing 0.75% (annualized) of the average daily net assets for Class B and Class C shares. At March 31, 2008, the amounts of Uncovered Distribution Charges of EVD calculated under the Class B and Class C Plans were approximately $5,789,000 and $120,457,000, respectively. The Class B and Class C Plans also authorize the Fund to make payments of service fees to EVD, investment dealers and other persons in amounts not exceeding 0.25% per annum of its average daily net assets attributable to that class. Service fees paid or accrued are for personal services and/or the maintenance of shareholder accounts. They are separate and distinct from the Class B and Class C sales commissions and distribution fees and, as such, are not subject to automatic discontinuance when there are no outstanding Uncovered Distribution Charges of EVD. Service fees paid or accrued for six months ended March 31, 2008 amounted to $207,143 and $1,587,186 for Class B and Class C shares, respectively.

5 Contingent Deferred Sales Charges

A contingent deferred sales charge (CDSC) generally is imposed on redemptions of Class B shares made within six years of purchase and on redemptions of Class C shares made within one year of purchase. Class A shares may be subject to a 1% CDSC if redeemed within eighteen months of purchase (depending on the circumstances of purchase) or a 1% or 0.50% CDSC if redeemed within one year or two years, respectively, on purchases through the Eaton Vance Supplemental Retirement Account. Generally, the CDSC is based upon the lower of the net asset value at date of redemption or date of purchase. No charge is levied on shares acquired by reinvestment of dividends or capital gains distributions. The CDSC for Class B shares is imposed at declining rates that begin at 5% in the case of redemptions in the first and second year after purchase, declining one percentage point each subsequent year. Class C shares are subject to a 1% CDSC if redeemed within one year of purchase. No CDSC is levied on shares which have been sold to EVM or its affiliates or to their respective employees or clients and may be waived under certain other limited conditions. CDSCs received on Class B and Class C redemptions are paid to EVD to reduce the amount of Uncovered Distribution

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T ( U n a u d i t e d ) C O N T ’ D

Charges calculated under the Fund’s Class B and Class C Plans. CDSCs received on Class B and Class C redemptions when no Uncovered Distribution Charges exist are credited to the Fund. For the six months ended March 31, 2008, the Fund was informed that EVD received approximately $674,000, $326,000 and $381,000 of CDSCs paid by Class A, Class B and Class C shareholders, respectively.

6 Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, aggregated $2,968,332,184 and $2,838,008,071, respectively, for the six months ended March 31, 2008.

7 Shares of Beneficial Interest

The Fund’s Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Such shares may be issued in a number of different series (such as the Fund) and classes. Transactions in Fund shares were as follows:

	Six Months Ended
	March 31, 2008	Year Ended
Class A	(Unaudited)	September 30, 2007
Sales	101,475,516	189,691,358
Issued to shareholders electing to
receive payments of distributions
in Fund shares	6,194,750	9,476,225
Redemptions	(84,284,250)	(71,518,537)
Exchange from Class B shares	94,507	194,923
Net increase	23,480,523	127,843,969

	Six Months Ended
	March 31, 2008	Year Ended
Class B	(Unaudited)	September 30, 2007
Sales	1,568,411	4,783,820
Issued to shareholders electing to
receive payments of distributions
in Fund shares	177,356	294,204
Redemptions	(1,607,566)	(1,741,522)
Exchange to Class A shares	(94,367)	(194,824)
Net increase	43,834	3,141,678

	Six Months Ended
	March 31, 2008	Year Ended
Class C	(Unaudited)	September 30, 2007
Sales	25,495,581	64,875,259
Issued to shareholders electing to
receive payments of distributions
in Fund shares	1,309,422	1,976,652
Redemptions	(24,580,597)	(17,186,330)
Net increase	2,224,406	49,665,581

	Six Months Ended
	March 31, 2008	Year Ended
Class I	(Unaudited)	September 30, 2007
Sales	6,519,093	13,051,397
Issued to shareholders electing to
receive payments of distributions
in Fund shares	223,854	428,041
Redemptions	(6,020,449)	(8,376,899)
Net increase	722,498	5,102,539

8 Federal Income Tax Basis of Investments

The cost and unrealized appreciation (depreciation) of investments of the Fund at March 31, 2008, as determined on a federal income tax basis, were as follows:

Aggregate cost	$6,130,193,196
Gross unrealized appreciation	$ 57,450,702
Gross unrealized depreciation	(457,499,508)
Net unrealized depreciation	$ (400,048,806)

9 Line of Credit

The Fund participates with other portfolios and funds managed by EVM and its affiliates in a $200 million unsecured line of credit agreement with a group of banks. Borrowings are made by the Fund solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to the Fund based on its borrowings at an amount above either the Eurodollar rate or Federal Funds rate. In addition, a fee computed at an annual rate of 0.07% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each quarter. The Fund did not have any significant borrowings or allocated fees during the six months ended March 31, 2008.

Eaton Vance National Municipals Fund a s o f M a r c h 3 1 , 2 0 0 8 N O T E S T O F I N A N C I A L S T A T E M E N T ( U n a u d i t e d ) C O N T ’ D

10 Financial Instruments

The Fund may trade in financial instruments with off-balance sheet risk in the normal course of its investing activities to assist in managing exposure to various market risks. These financial instruments may include financial futures contracts and interest rate swaps and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered.

A summary of obligations under these financial instruments at March 31, 2008 is as follows:

Futures Contracts
					Net
Expiration			Aggregate		Unrealized
Date	Contracts	Position	Cost	Value	Depreciation

06/08	25,000
	U.S. Treasury Bond	Short	$(2,871,260,775)	$(2,969,922,000)	$(98,661,225)

Interest Rate Swaps
		Annual
		Fixed
	Notional	Rate Paid	Floating Rate	Effective Date/	Net Unrealized
Counterparty	Amount	By Fund	Paid To Fund	Termination Date	Depreciation
Lehman			3-month	September 28, 2008/
Brothers, Inc.	$ 40,150,000	4.985%	USD-LIBOR-BBA	September 28, 2038	$ (1,763,991)
Merrill Lynch
Capital			3-month	July 9, 2008/
Services, Inc.	100,000,000	4.9025%	USD-LIBOR-BBA	July 9, 2038	(3,609,978)
Morgan Stanley
Capital			3-month	September 10, 2008/
Services, Inc.	100,000,000	5.428%	USD-LIBOR-BBA	September 10, 2038	(11,669,021)
					$(17,042,990)

The effective date represents the date on which the Fund and the counterparty to the interest rate swap contract begin interest payment accruals.

At March 31, 2008, the Fund had sufficient cash and/or securities to cover commitments under these contracts.

11 Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements”. FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosure about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. As of March 31, 2008, management does not believe the adoption of FAS 157 will impact the amounts reported in the financial statements; however, additional disclosures may be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements on changes in net assets for the period.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (FAS 161), “Disclosures about Derivative Instruments and Hedging Activities.” FAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including qualitative disclosures about the objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative instruments. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statement disclosures.

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuance is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 23, 2007, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Special Committee of the Board, which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Special Committee reviewed information furnished for a series of meetings of the Special Committee held in February, March and April 2007. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

  An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;
  An independent report comparing each fund’s total expense ratio and its components to comparable funds;
  An independent report comparing the investment performance of each fund to the investment performance of comparable funds over various time periods;
  Data regarding investment performance in comparison to relevant peer groups of funds and appropriate indices;
  Comparative information concerning fees charged by each adviser for managing other mutual funds and institutional accounts using investment strategies and techniques similar to those used in managing the fund;
  Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management

  Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed;
  Information concerning the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through “soft dollar” benefits received in connection with the funds’ brokerage, and the implementation of a soft dollar reimbursement program established with respect to the funds;
  Data relating to portfolio turnover rates of each fund;
  The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

Information about each Adviser

  Reports detailing the financial results and condition of each adviser;
  Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;
  Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;
  Copies of or descriptions of each adviser’s proxy voting policies and procedures;
  Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;
  Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

Other Relevant Information

  Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;
  Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and
  The terms of each advisory agreement.

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

In addition to the information identified above, the Special Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2007, the Board met ten times and the Special Committee, the Audit Committee and the Governance Committee, each of which is a Committee comprised solely of Independent Trustees, met twelve, fourteen and eight times, respectively. At such meetings, the Trustees received, among other things, presentations by the portfolio managers and other investment professionals of each adviser relating to the investment performance of each fund and the investment strategies used in pursuing the fund’s investment objective.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Special Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Special Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Special Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Special Committee concluded that the continuance of the investment advisory agreement of the Eaton Vance National Municipals Fund (the “Fund”) with Boston Management and Research (the “Adviser”), including its fee structure, is in the interests of shareholders and, therefore, the Special Committee recommended to the Board approval of the agreement. The Board accepted the recommendation of the Special Committee as well as the factors considered and conclusions reached by the Special Committee with respect to the agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the advisory agreement for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement of the Fund, the Board evaluated the nature, extent and quality of services provided to the Fund by the Adviser.

The Board considered the Adviser’s management capabilities and investment process with respect to the types of investments held by the Fund, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Fund, including recent changes to such personnel. In particular, the Board evaluated, where relevant, the abilities and experience of such investment personnel in analyzing factors such as credit risk, tax efficiency, and special considerations relevant to investing in municipal bonds. Specifically, the Board considered the Adviser’s 30-person municipal bond team, which includes six portfolio managers and nine credit specialists who provide services to the Funds. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation paid to recruit and retain investment personnel, and the time and attention devoted to the Fund by senior management.

The Board reviewed the compliance programs of the Adviser and relevant affiliates thereof. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of the Adviser and its affiliates to requests from regulatory authorities such as the Securities and Exchange Commission and the National Association of Securities Dealers.

The Board considered shareholder and other administrative services provided or managed by Eaton Vance Management and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds, including the ability, in many cases, to exchange an investment among different funds without incurring additional sales charges.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by the Adviser, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement.

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board reviewed comparative performance data for the one-, three-, five- and ten-year periods ended September 30, 2006 for the Fund. On the basis of the foregoing and other relevant information, the Board concluded that the performance of the Fund was satisfactory.

Management Fees and Expenses

The Board reviewed contractual investment advisory fee rates, including any administrative fee rates, payable by the Fund (referred to collectively as “management fees”). As part of its review, the Board considered the Fund’s management fee and total expense ratio for the year ended September 30, 2006, as compared to a group of similarly managed funds selected by an independent data provider.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by the Adviser, the Board concluded with respect to the Fund that the management fees charged to the Fund for advisory and related services and the total expense ratio of the Fund are reasonable.

Profitability

The Board reviewed the level of profits realized by the Adviser and, if applicable, its affiliates in providing investment advisory and administrative services to the Fund and to all Eaton Vance Funds as a group. The Board considered the level of profits realized without regard to revenue sharing or other payments by the Adviser and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by the Adviser in connection with its relationship with the Fund.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by the Adviser and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which the Adviser and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board reviewed data summarizing the increases and decreases in the assets of the Fund and of all Eaton Vance Funds as a group over various time periods, and evaluated the extent to which the total expense ratio of the Fund and the Adviser’s profitability may have been affected by such increases or decreases. Based upon the foregoing, the Board concluded that the benefits from economies of scale are currently being shared equitably by the Adviser and the Fund. The Board also concluded that the structure of the advisory fee, which includes breakpoints at several asset levels, can be expected to cause the Adviser and its affiliates and the Fund to continue to share such benefits equitably.

Eaton Vance National Municipals Fund I N V E S T M E N T M A N A G E M E N T E a t o n V a n c e N a t i o n a l M u n i c i p a l s F u n d

Officers	Trustees
Robert B. MacIntosh	Ralph F. Verni
President	Chairman

William H. Ahern, Jr.	Benjamin C. Esty
Vice President
Thomas E. Faust Jr.
Craig R. Brandon
Vice President	Allen R. Freedman

Cynthia J. Clemson	William H. Park
Vice President
Ronald A. Pearlman
Thomas M. Metzold
Vice President and Portfolio	Norton H. Reamer
Manager
Heidi L. Steiger
Adam A. Weigold
Vice President	Lynn A. Stout

Barbara E. Campbell
Treasurer

Maureen A. Gemma
Secretary

Paul M. O’Neil
Chief Compliance Officer

John E. Pelletier
Chief Legal Officer

Investment Adviser Boston Management and Research The Eaton Vance Building 255 State Street Boston, MA 02109

Administrator Eaton Vance Management The Eaton Vance Building 255 State Street Boston, MA 02109

Principal Underwriter Eaton Vance Distributors, Inc. The Eaton Vance Building 255 State Street Boston, MA 02109 (617) 482-8260

Custodian State Street Bank and Trust Company 200 Clarendon Street Boston, MA 02116

Transfer Agent PFPC Inc. Attn:Eaton Vance Funds P.O.Box 9653 Providence, RI 02940-9653 (800) 262-1122

Eaton Vance National Municipals Fund The Eaton Vance Building 255 State Street Boston, MA 02109

This report must be preceded or accompanied by a current prospectus.Before investing, investors should consider carefully the Fund’s investment objective(s), risks, and charges and expenses.The Fund’s current prospectus contains this and other information about the Fund and is available through your financial advisor.Please read the prospectus carefully before you invest or send money.For further information please call 1-800-225-6265.

448-5/08	HMSRC